Amendment No. 1

Filed Pursuant to Rule 424(b)(3)

Registration Statement Nos. 333-270004 and 333-270004-01

(To Term Sheet dated March 7, 2025, Prospectus dated April 13, 2023,
Prospectus Supplement dated April 13, 2023, Prospectus Addendum dated
June 3, 2024 and Product Supplement EQUITY MLI-1 dated August 6, 2024)

520,000 Units $10 principal amount per unit CUSIP No. 480920651	Pricing Date Settlement Date Maturity Date	March 7, 2025 March 14, 2025 March 15, 2027

JPMorgan Chase Financial Company LLC Capped Buffered Index Return Notes Linked to the S&P 500® Index Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Notwithstanding anything to the contrary set forth in the term sheet dated March 7, 2025 (CUSIP: 480920651), related to the notes referred to above (the “term sheet”), the redemption graphic set forth under the heading titled “Redemption Amount Determination” is as follows:

Redemption Amount Determination:

On the maturity date, you will receive a cash payment per unit determined as follows:

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The notes are being issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”) and are fully and unconditionally guaranteed by JPMorgan Chase & Co. Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-6 of the term sheet, “Additional Risk Factor” on page TS-8 of the term sheet, and “Risk Factors” on page PS-6 of the accompanying product supplement, page S-2 of the accompanying prospectus supplement and Annex A of the accompanying prospectus addendum.

The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally in right of payment with all other unsecured and unsubordinated obligations of JPMorgan Financial from time to time outstanding. The guarantee of the notes will rank equally in right of payment with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co., except obligations that are subject to any priorities or preferences by law, and senior in right of payment to its subordinated obligations. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of JPMorgan Financial, as issuer, and JPMorgan Chase & Co., as guarantor.

J.P. Morgan Securities LLC

April 2, 2025

You should read this amendment together with the term sheet and the related product supplement, prospectus supplement, prospectus and prospectus addendum, each of which can be accessed via the hyperlinks below.

▪	Term sheet dated March 7, 2025:

https://www.sec.gov/Archives/edgar/data/19617/000121390025022770/ea0234023-01_424b2.htm

▪	Product supplement No. EQUITY MLI-1 dated August 6, 2024:

https://www.sec.gov/Archives/edgar/data/19617/000121390024065741/ea178829_424b2.pdf

▪	Prospectus supplement and prospectus, each dated April 13, 2023: https://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf
▪	Prospectus addendum dated June 3, 2024: http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

These documents (together with this amendment and the term sheet dated March 7, 2025, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this amendment and the term sheet dated March 7, 2025, for information about us, JPMorgan Chase & Co. and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this amendment and the term sheet dated March 7, 2025 have the meanings set forth in the accompanying product supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to JPMorgan Financial, and not to JPMorgan Chase & Co.

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None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined above) is truthful or complete. Any representation to the contrary is a criminal offense.

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The notes and the related guarantee:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value